UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2021

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 San Antonio Street, Suite 160, Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which |registered
Common Stock	APPS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2021, Digital Turbine, Inc., a Delaware corporation (“Digital Turbine”), and Digital Turbine Luxembourg S.à r.l., a private limited company under the laws of the Grand Duchy of Luxembourg and a subsidiary of Digital Turbine (together, the “Purchaser”), entered into a Sale and Purchase Agreement (the “Sale and Purchase Agreement”) with Tennor Holding B.V., Advert Finance B.V., and Lars Windhorst (collectively, the “Majority Fyber Shareholder”), pursuant to which the Purchaser will acquire all of the Majority Fyber Shareholder’s shares in Fyber N.V., a public limited liability company registered with the Netherlands Chamber of Commerce Business Register (“Fyber”), whose ordinary bearer shares with a nominal value of EUR0.10 are admitted to the regulated market (Prime Standard) on the Frankfurt Stock Exchange. Following the conversion of certain outstanding convertible bonds issued by Fyber, the Majority Fyber Shareholder is expected to hold and sell to the Purchaser approximately 95% of the shares in Fyber (the “Majority Fyber Shares”). The remaining approximately 5% of the shares in Fyber (the “Minority Fyber Shares”) are widely held by other shareholders of Fyber (the “Minority Fyber Shareholders”).

As contemplated by the Sale and Purchase Agreement, in connection with the acquisition of 100% of the outstanding shares in Fyber, the Purchaser has agreed to pay aggregate consideration of up to $600,000,000, subject to adjustments for certain items, including, but not limited to, the repayment of debt, conversion or redemption of bonds, settlement of options, and payment of certain transaction costs and severance payments, of Fyber (the “Consideration Adjustments”). Following the closing of the transactions contemplated by the Sale and Purchase Agreement (the “Closing”), the Purchaser will be obliged to conduct a Tender Offer (as described below) and, in connection with such Tender Offer, will offer to the Minority Fyber Shareholders cash consideration for the Minority Fyber Shares.

Pursuant to terms of the Sale and Purchase Agreement, in exchange for the acquisition of the Majority Fyber Shares by the Purchaser, the Purchaser will (i) pay the Majority Fyber Shareholder, at the Closing, an amount of cash consideration based on $150,000,000, less the amount of cash consideration to be paid by the Purchaser to the Minority Fyber Shareholders for the Minority Fyber Shares, and as further adjusted by the Consideration Adjustments; (ii) issue to the Majority Fyber Shareholder, at the Closing, a certain number of newly issued shares of common stock, par value $0.0001 per share, of Digital Turbine (“Digital Turbine Common Stock”) equal in value to $400,000,000; and (iii) contingent upon Fyber’s net revenues being equal or higher than $100,000,000 for the 12-month earn-out period ending on March 31, 2022, as determined in the manner set forth in the Sale and Purchase Agreement, issue to the Majority Fyber Shareholder, at the end of the earn-out period, a certain number of newly issued shares of Digital Turbine Common Stock, and under certain circumstances, an amount of cash, which value of such shares and cash in aggregate should not exceed $50,000,000 (subject to set-off against certain potential indemnification claims against the Majority Fyber Shareholder).

The Sale and Purchase Agreement contains customary representations and warranties, covenants, closing conditions, and indemnification provisions. If the Sale and Purchase Agreement is terminated by the Majority Fyber Shareholder due to the Purchaser’s failure to satisfy certain conditions to the Closing by May 21, 2021, the Purchaser would be obligated to pay the Majority Fyber Shareholder a break-up fee in the amount of EUR30,000,000. If the Sale and Purchase Agreement is terminated by the Purchaser due to the Majority Fyber Shareholder’s failure to satisfy certain conditions to the Closing, subject to certain cure periods, the Majority Fyber Shareholder would be obligated to pay the Purchaser a break-up fee in the amount of EUR30,000,000.

Pursuant to certain German law on public takeovers, following the Closing, the Purchaser will be obliged to make a public tender offer to the Minority Fyber Shareholders (the “Tender Offer”) to acquire from them the Minority Fyber Shares. The Tender Offer will be subject to certain minimum price rules under German law. The timing and the conditions of the Tender Offer, including the consideration offered to the Minority Fyber Shareholders in connection with the Tender Offer, will be subsequently determined by the Purchaser pursuant to the applicable Dutch and German takeover laws.

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The foregoing description of the Sale and Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Sale and Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On March 22, 2021, Digital Turbine issued a press release announcing the entry into the Sale and Purchase Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

	Exhibit 10.1	Sale and Purchase Agreement, dated March 22, 2021, by and among Tennor Holding B.V., Advert Finance B.V., and Lars Windhorst, as sellers, and Digital Turbine and Digital Turbine Luxembourg S.à r.l., a private limited company under the laws of the Grand Duchy of Luxembourg and a subsidiary of Digital Turbine, as purchaser

	Exhibit 99.1	Press Release, dated March 22, 2021, announcing the entry into the Sale and Purchase Agreement

	Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DIGITAL TURBINE, INC.

Date: March 23, 2021	By:	/s/ Barrett Garrison
Barrett Garrison
Executive Vice President, Chief Financial Officer

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